Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

LICENSE AGREEMENT
This License Agreement (“this Agreement”) is entered into and effective as of the Closing Date (“Effective Date”) by and between Howmedica Osteonics Corp., a New Jersey corporation, also known as Stryker Orthopaedics (“Stryker”), and Conformis, Inc., a Delaware corporation having a principal place of business located at 600 Technology Park Drive, Billerica, MA 01821 (“Conformis”). Stryker and Conformis are collectively referred to as the “Parties” and individually as a “Party.”
WHEREAS, the Parties are concurrently entering into an asset purchase agreement for Stryker’s purchase of certain Conformis assets relating to Patient-Specific Instrumentation (“Asset Purchase Agreement”), and a Development Agreement, a Distribution Agreement and a Quality Agreement, as defined in and attached to the Asset Purchase Agreement; (collectively, such agreements are referred to herein as the “Other Agreements”).
WHEREAS, Stryker and its Affiliates have developed and commercialized Off-The-Shelf Knee Implants.
WHEREAS, Conformis currently offers Patient-Specific Instrumentation for use with its Patient-Specific Implants, including partial and total knee and hip arthroplasty.
WHEREAS, Stryker desires that Conformis develop, in accordance with the Development Agreement, the KIB Product.
THEREFORE, in consideration of the mutual representations, warranties and covenants herein and in the Other Agreements constituting good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS
1.1     Definitions. For purposes of this Agreement, the following terms shall have the following meanings, and to the extent not defined in this section or otherwise in this Agreement, a term shall have the meaning ascribed to it in any of the Other Agreements:

“Acceptance” has the meaning set forth in the Development Agreement.

"Affiliate" has the meaning set forth in the Asset Purchase Agreement.

"Agents" has the meaning set forth in the Development Agreement.

"Applicable Laws" has the meaning set forth in the Development Agreement.

“Asset Purchase Agreement” has the meaning set forth in the recitals.

“Capture Period” shall mean the period of time up to the earliest to occur of: (a) the conclusion of the final day of the [**] of the Supply Term; or (b) [**] after Conclusion of Development Activities, if the Supply Term has not yet commenced as of such date; or (c) the [**].

“Change of Control” has the meaning set forth in the Asset Purchase Agreement.

“Closing Date” has the meaning set forth in the Asset Purchase Agreement.

“Conclusion of Development Activities” means Stryker’s Acceptance of all Deliverables for Milestones #1 and #2 and the completion of Milestone #3 under the Development Agreement.

"Confidential Information" has the meaning set forth in the Asset Purchase Agreement.

“Conformis Background IP” has the meaning set forth in the Development Agreement.

“Conformis Foreground IP” has the meaning set forth in the Development Agreement.

“Court” has the meaning set forth in the Asset Purchase Agreement.

“Deliverables” has the meaning set forth in the Development Agreement.

“Development Agreement” has the meaning set forth in the Asset Purchase Agreement.

“Disclosing Party” has the meaning set forth in the Asset Purchase Agreement.

“Distribution Agreement” has the meaning set forth in the Asset Purchase Agreement.

“Embodiments” has the meaning set forth in Article 6.1 of this Agreement.

“Insolvency Event” has the meaning set forth in the Development Agreement.

“Intellectual Property” has the meaning set forth in the Asset Purchase Agreement.

“Joint IP” has the meaning set forth in the Development Agreement.

“KIB Product” has the meaning set forth in the Development Agreement.

“License” means the licenses granted under Section 2.1 of this Agreement.

“Licensed Other IP” means, in each case with the exclusion of Patents and Trademarks: (i) any Conformis Background IP and Conformis Foreground IP, in each case solely to the extent Conformis incorporates such Conformis Background IP or Conformis Foreground IP into any Deliverable under the Development Agreement; (ii) the Transfer Materials provided by Conformis to Stryker under the Distribution Agreement and all Intellectual Property rights underlying such Transfer Materials that are owned or licensable by Conformis without causing a breach of, or incurrence of any obligation to, a Third Party; and (iii) any other Conformis Background IP and Conformis Foreground IP which is provided by Conformis to Stryker in the course of performing activities under the Development Agreement or Distribution Agreement for purposes of enabling Stryker to manufacture the KIB Product.

“Licensed Patents” means Patents owned by Conformis or licenseable by Conformis without causing a breach of, or incurrence of any obligation to, a Third Party, in each case that have an effective filing date during the Capture Period and which would, without the License, be infringed by the (i) manufacture, use, sale, offer for sale or import of Patient-Specific Instrumentation for Triathlon products, including the KIB Product, and (ii) use of the Software Code, Manufacturing Documents or Joint IP for the Permitted Use.

“Manufacturing Documents” has the meaning set forth in the Asset Purchase Agreement.

“Off-The-Shelf Knee Implant” has the meaning set forth in the Asset Purchase Agreement.

“Patents” has the meaning set forth in the Asset Purchase Agreement.

“Patient-Specific Instrumentation” has the meaning set forth in the Asset Purchase Agreement.

“Permitted Use” has the meaning set forth in the Asset Purchase Agreement.

"Person" has the meaning set forth in the Asset Purchase Agreement.

“Prior CDA” has the meaning set forth in the Asset Purchase Agreement.

“Products” has the meaning set forth in the Distribution Agreement.

“Purchased Assets” has the meaning set forth in the Asset Purchase Agreement.

“Receiving Party” has the meaning set forth in the Asset Purchase Agreement.

“Representatives” has the meaning set forth in the Development Agreement.

"R&D Work Plan" has the meaning set forth in the Development Agreement.

“Software Code” has the meaning set forth in the Asset Purchase Agreement.

“Strategic Acquiror” means [**].

“Supply Term” has the meaning set forth in the Distribution Agreement.

"Third Party" has the meaning set forth in the Asset Purchase Agreement.

“Transferred IP” has the meaning set forth in the Asset Purchase Agreement.

“Transfer Materials” has the meaning set forth in the Distribution Agreement.

“Triathlon” has the meaning set forth in the Asset Purchase Agreement.

“Unit Cost Formula” – means $[**] minus Stryker’s cost of goods sold (COGS) at the time the calculation is being made with respect to a KIB Product that is not manufactured by Conformis, but in no event less than $[**] per KIB Product or greater than $[**] per KIB Product.

“Wire Instructions” has the meaning set forth in the Asset Purchase Agreement.

ARTICLE II
GRANT OF LICENSES AND ASSIGNMENTS
2.1    License Grants.
(a) Subject to the terms and conditions of this Agreement, Conformis hereby grants Stryker, and Stryker hereby accepts, an exclusive (subject to Section 2.3), transferable (solely as described in Section 2.2), royalty-bearing (as provided in Section 5.2(C)), sublicensable (solely as described in Section 2.2), worldwide, license under the Licensed Patents to make, have made (but only as described in Section 2.2(iii) below), use, offer for sale, sell and import Patient-Specific Instrumentation for use with Triathlon for the Permitted Use.
(b) Subject to the terms and conditions of this Agreement, Conformis hereby grants Stryker, and Stryker hereby accepts, a non-exclusive, transferable (solely as described in Section 2.2), royalty-bearing (as provided in Section 5.2(C)), sublicensable (solely as described in Section 2.2 and Section 2.3), worldwide, license under the Licensed Other IP to use, reproduce, copy and modify the Licensed Other IP in order to make, have made (but only as described in Section 2.2(iii) below), use, offer for sale, sell and import Patient-Specific Instrumentation for use with Triathlon for the Permitted Use.
2.2    Scope of Grant. The Licenses, subject only to the Other Agreements: (i) are limited as set forth herein; (ii) are granted, in force and take effect upon the Effective Date, shall run with the Licensed Patents and Licensed Other IP and shall survive any transfer thereof; (iii) shall include the right to sublicense to Affiliates and, solely as reasonably necessary for purposes of authorizing a Third Party to manufacture Patient-Specific Instrumentation for use with Triathlon on behalf of Stryker and solely to the extent expressly authorized under Section 2.3.4 of the Distribution Agreement, to Third Parties, provided that any sublicenses must be in writing, be expressly coterminous with the Licenses and restrict further sublicensing; (iv) cannot be terminated except as set forth below; and (v) are only transferable by Stryker pursuant to Section 8.2. Nothing in this Agreement shall be construed as conferring explicitly or by implication, estoppel or otherwise any license, covenant, right or immunity under any Patents that Conformis (and its successors, Affiliates and assigns, and successors, Affiliates and assigns of each of the foregoing) acquires or obtains a license to in the future, other than the specifically identified Licensed Patents, regardless of whether such other Patents cover the Products. For purposes of clarity, the purpose of the grant of the Licenses is to provide assurance to Stryker that it can use, in accordance with this Agreement and the Ancillary Agreements, any Intellectual Property (other than Trademarks) owned or licensable by Conformis which Conformis incorporates in a Deliverable under the Development Agreement, without causing a breach of, or incurrence of any obligation to, a Third Party. For the avoidance of doubt, any Patents licensed under this Agreement shall not include Patents having an effective filing date subsequent to the Capture Period.

2.3    Limitations on Exclusivity. The exclusivity of the license granted by Conformis under Section 2.1(a) shall be subject to the following: (i) Conformis’ rights to perform its obligations and exercise its rights under the Development Agreement and the Distribution Agreement and (ii) any non-exclusive licenses granted by Conformis to Third Parties prior to the Effective Date.

ARTICLE III
CONFIDENTIALITY AND PUBLICITY
3.1    Confidentiality Obligations. The provisions of Sections 4.3(a)-(i) of Article 4 of the APA are incorporated herein as if fully set forth herein.
3.2     Advertising, Promotion and Trademarks. Nothing in this Agreement will be construed as conferring upon either Party or its Affiliates any right to include in advertising, packaging or other commercial activities related to a product, any reference to the other Party (or any of its Affiliates), its trade names, trademarks or service marks in any manner.
3.3.    Press Release. Conformis and Stryker shall mutually agree on a press release to be issued by Conformis upon the execution of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
4.1    Representations, Warranties and Covenants. Each Party hereby represents and warrants to, and covenants with, each other Party that:
(a)    Due Organization. Good Standing and Power. It is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority to own, lease and operate its assets and to conduct the business now being conducted by it. It has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.
(b)    Authorization and Validity of Agreement. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate or equivalent action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws relating to or affecting creditors’ rights generally and by general equity principles.
(c)    Absence of Conflicts. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not:
(i)    violate any Applicable Laws, regulations, orders, writs, injunctions or decrees of any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States or any foreign country or of any state or local governmental authority;
(ii)    conflict with, or result in the breach of any provision of, its certificate or articles of incorporation, bylaws or equivalent organizational documents;
(iii)    as to Conformis only, result in the creation of any lien or encumbrance of any nature upon any property being licensed by it pursuant to this Agreement; or
(iv)    violate, conflict with, result in the breach or termination of or constitute a default under (or event which with notice, lapse of time or both would constitute a default under), any permit, contract or agreement to which it is a Party or by which any of its properties or businesses are bound.
(d)    Consents. No authorization, consent or approval of, or notice to or filing with, any governmental authority is required for the execution, delivery and performance by it of this Agreement, other than those associated with obtaining required regulatory approvals as contemplated hereby.
4.2     Conformis Power to License. Conformis represents and warrants that it has the full right, power and authority to grant any and all licenses set forth herein and that it is the owner of the entire right, title and interest in, or possessing sufficient license to or otherwise authorized under, the Licensed Patents and Licensed Other IP.
4.3    Disclaimer. EXCEPT AS EXPRESSLY PROVIDED ELSEWHERE IN THIS AGREEMENT, CONFORMIS MAKES NO WARRANTY WITH RESPECT TO THE LICENSES, AND NO WARRANTIES OF ANY KIND, WHETHER WRITTEN, ORAL, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, SHALL APPLY.

ARTICLE V
PROGRESS TOWARDS COMMERCIALIZATION
5.1    Milestone Payments. In concert with the Development Agreement activities, and to the extent that there is no early termination of the Development Agreement prior to Milestone #3 as described below, and in consideration for Conformis’ efforts and cooperation in achieving the milestone, Stryker shall make the following milestone payment if and when the following milestone is met, which milestone follows Milestones #1 and #2 as set forth in the Development Agreement and more specifically in the R&D Work Plan therein:
(a)     Milestone #3 - Within thirty (30) days following the date on which the U.S. Food and Drug Administration issues Conformis 510(k) clearance for the KIB Product in accordance with the R&D Work Plan, Stryker shall pay to Conformis eleven million U.S. dollars ($11,000,000) in immediately available funds by wire transfer in accordance with the Wire Instructions.
5.2    Stryker Options Post-Termination of the Development Agreement. Should Stryker terminate the Development Agreement for any reason permitted therein prior to Acceptance of any one of the Milestones set forth in Section 3.4 of the Development Agreement or completion of the Milestone set forth in Section 5.1 of this Agreement, Stryker shall (a) make payments to Conformis in accordance with part (A) below, or (b) forfeit the license under this Agreement, by which Stryker shall reassign property and forfeit the licenses in exchange for Conformis making payments to Stryker, all in accordance with part (B) below. Stryker shall make the foregoing election within [**] after such termination of the Development Agreement. For clarity, any election under part (B) below shall constitute an automatic termination of this Agreement and the Other Agreements without further action by the Parties.
(A) Adjustment of Milestone Payments. Stryker shall make payment to Conformis, as compensation for Conformis’ contractual commitments and efforts to achieve the milestones, as follows:
(i)    Termination of the Development Agreement prior to Acceptance of Milestone #1 - [**] U.S. dollars ($[**]);
(ii)    Termination of the Development Agreement prior to Acceptance of Milestone #2, but after Acceptance of Milestone #1 – [**] U.S. dollars ($[**]); and

(iii)    Termination of the Development Agreement prior to completion of Milestone #3, but after Acceptance of Milestone #2 – [**] U.S. dollars ($[**]).
(iv)    Upon a termination of the Development Agreement prior to Acceptance of any one of Milestones ##1-2 or completion of Milestone #3 after a Change of Control of Conformis involving a Strategic Acquiror – [**] U.S. dollars ($[**]).
(B) Forfeit of License. Upon demand by Stryker, Conformis shall make payments to Stryker as provided below and upon receipt of the applicable payments, Stryker shall reassign to Conformis all of its right, title and interest in the Purchased Assets to the same extent as in existence as of the Effective Date (and, for clarity, Stryker agrees that it shall not grant licenses, create encumbrances, or take any other action or omission with respect to the Purchased Assets or the Transferred IP prior to completion of Parties’ activities under the Development Agreement that could or does have the result of Stryker not being able to comply with the foregoing), while Stryker shall retain all ownership rights in Joint IP and Improved Stryker Background IP secured under the Development Agreement prior to the date of termination, in exchange for payments by Conformis in accordance with the following:
(i)    Termination of the Development Agreement and this Agreement prior to Acceptance of Milestone #1 – Conformis shall pay to Stryker an amount equal to all payments made to Conformis by Stryker under this Agreement or any of the Other Agreements less [**] U.S. dollars ($[**]);
(ii)    Termination of the Development Agreement and this Agreement prior to Acceptance of Milestone #2, but after Acceptance of Milestone #1 – Conformis shall pay to Stryker and amount equal to all payments made to Conformis by Stryker under this Agreement or any of the Other Agreements less [**] U.S. dollars ($[**]);
(iii)    Termination of the Development Agreement and this Agreement prior to completion of Milestone #3, but after Acceptance of Milestone #2 – Conformis shall pay to Stryker an amount equal to all payments made to Conformis by Stryker under this Agreement or any of the Other Agreements less [**] U.S. dollars ($[**]);
(iv)    Termination prior to Acceptance of any one of Milestones ##1-2 or completion of Milestone #3 after a Change of Control of Conformis – Conformis shall pay to Stryker an amount equal to all payments made to Conformis by Stryker under this Agreement or any of the Other Agreements less [**] U.S. dollars ($[**]).
For clarity, references to “all payments” made to Conformis by Stryker in this Section 5.2(B) shall only include (i) the Purchase Price under the Asset Purchase Agreement; (ii) the payment of $11,000,000 or any portion thereof under Section 5.1(A) of this Agreement; and (iii) the payments described under Section 3.4 of the Development Agreement, in each case to the extent actually paid by Stryker to Conformis, and shall not include any other payments, including any expense reimbursements expressly authorized under this Agreement or any Other Agreement or any amounts payable in respect of indemnity obligations.
(C) Maintenance of License. To the extent that Stryker makes the adjusted milestone payments in part (A)(i) through (iii), a royalty in accordance with the Unit Cost Formula shall be due for any Patient-Specific Instrumentation for Triathlon which Stryker sells. No royalty shall be due with regard to the adjusted milestone payment in part (A)(iv); provided however, that royalties payable under this subsection shall only be due for Patient Specific Instrumentation sold by Stryker during the five (5) year period starting with Stryker’s first commercial sale of such Patient Specific Instrumentation. No royalty shall be due and payable to Conformis by Stryker under this subsection for Patient-Specific Instrumentation sold after such five (5) year period.
(D) Payment Timetable. All payments in accordance with parts (A) and (B) above shall be made by wire transfer using the Wire Instructions by the respective Party within [**] of Stryker’s election between maintaining or forfeiting the license; with the exception of the royalties by Stryker under part (A), which shall accrue upon sale of Patient-Specific Instrumentation and be paid as set forth in part (E) below.
(E) Royalty Reports, Payments and Records. If and only if this Section 5.2 becomes operative upon Stryker’s termination of the Development Agreement and election to maintain the licenses under this Agreement as set forth in Section 5.2(B), Stryker shall make reports and royalty payments (solely as provided in Section 5.2(C)) for Patient-Specific Instrumentation that were covered by the Licensed Patents (“Licensed Products”), as follows:

(i)	Within [**] after each of the first day of January, April, July and October of each year during the term of this Agreement, to the extent that there are any invoiced sales of Licensed Products in the calendar quarter prior to such first day of each month, Stryker shall deliver to Conformis a report setting forth the number of Licensed Products invoiced by Stryker to a Third Party, an identification of such Licensed Products, and Stryker’s COGS as calculated in accordance with Stryker’s accounting practices used to calculate Stryker’s COGS for like products.

(ii)	Simultaneously with the delivery of each report so required, Stryker shall pay to Conformis in U.S. dollars the royalties due under Section 5.2(C) above for the period covered by such report.

(iii)
Stryker shall keep, and shall cause its Affiliates and permitted sublicensees to keep, full, true and accurate books of an account in sufficient detail for the purpose of verifying the information required in the report referred to in Section 5.2(E)(i).

At the request of Conformis, Stryker shall permit an independent representative to inspect, at Stryker’s premises, information sufficient to verify a respective report by Stryker or its Affiliates or sublicensees. Such inspection shall be made during normal business hours in order to determine the correctness of any report under this Agreement. Such inspections may not (a) be conducted for any report more than [**] after the date of any such report, or (b) be conducted more than [**] period. Such inspection shall be made at the expense of Conformis; except that, should the inspection reveal that Stryker owes Conformis an amount equal to [**]% or more than the amount paid by Stryker in a period being inspected, then Stryker shall be responsible for the expenses of the inspection and shall pay such expenses to Conformis within [**] of receipt of Conformis’ proof of actual and necessary expenses for the inspection. The independent representative making the inspection shall be a CPA, shall be approved by Stryker (which approval shall not be unreasonably withheld), and shall not work on a contingent or partial contingent basis. The independent representative shall agree to maintain as confidential and not disclose to Conformis, its Affiliates or any Third Party any information relating to the Licensed Products or the business of Stryker or any of its Affiliates or permitted sublicensees, except that the information that should properly be contained in any report under Section 5.2(E)(i) may be disclosed to Conformis. The independent representative shall deliver an accounting report of the inspection to Stryker within [**] of the inspection, and Stryker shall pay any additional royalty determined to be due to Conformis as a result of such inspection within [**] of receipt of the accounting report. In the case of a dispute over the accounting report, Stryker shall notify the independent representative and Conformis within [**] of receipt of the accounting report, and the Parties, with the assistance of the independent representative if required, shall promptly work in good faith to resolve the dispute.

ARTICLE VI
BANKRUPTCY
6.1    All rights and licenses now or hereafter granted by Conformis under this Agreement, are for all purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in the Bankruptcy Code. Upon the occurrence of any Insolvency Event with respect to Conformis, Conformis agrees that Stryker, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Without limiting the generality of the foregoing, Conformis and Stryker intend and agree that any sale of Conformis’ assets under Section 363 of the Bankruptcy Code shall be subject to Stryker’s rights under Section 365(n), that Stryker cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Stryker’s rights under this Agreement and Section 365(n) without the express, contemporaneous consent of Stryker. Further, each Party agrees and acknowledges that all payments by Stryker to Conformis hereunder, other than payments pursuant to Section 5.2(C) hereof, do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. Conformis shall, during the term of this Agreement, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent reasonably feasible and reasonably required for Stryker to enjoy its license rights hereunder following any Section 365(n) election by Stryker after a rejection of this Agreement by Conformis, of all such intellectual property. Conformis and Stryker acknowledge and agree that "embodiments" of intellectual property within the meaning of Section 365(n) include the embodiments to which Stryker is entitled under the Development Agreement and such other items such as software source code and programmer’s notes as may be reasonably required for Stryker to enjoy its license rights hereunder following any Section 365(n) election by Stryker after a rejection of this Agreement by Conformis (“Embodiments”). If (i) a case under the Bankruptcy Code is commenced by or against Conformis, (ii) this Agreement is rejected as provided in the Bankruptcy Code, and (iii) Stryker elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, Conformis (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall:
(i) provide to Stryker all such intellectual property (including all Embodiments thereof) held by Conformis and such successors and assigns, or otherwise available to them, immediately upon Stryker’s written request. Whenever Conformis or any of its successors or assigns provides to Stryker any of the intellectual property licensed hereunder (or any embodiment thereof to which Stryker is entitled hereunder) pursuant to this Section 6.1, Stryker shall have the right to perform Conformis’ obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by Stryker shall release Conformis from liability resulting from rejection of the license or the failure to perform such obligations; and
(ii) not interfere with Stryker's rights under this Agreement, or any agreement supplemental hereto intellectual property (or to Embodiments), including any right to obtain such intellectual property (or Embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code.
6.2    All rights, powers and remedies of Stryker provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to Conformis. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, and to be enforceable under Bankruptcy Code Section 365(n):
(i) the right of access to any intellectual property (including all Embodiments) of Conformis, or any Third Party with whom Conformis contracts to perform an obligation of Conformis under this Agreement (to the extent Conformis has such a right), and, in the case of the

Third Party, which is necessary for the manufacture, use, sale, import or export of products under license; and
(ii) the right to contract directly with any Third Party to complete the contracted work.

ARTICLE VII
TERM AND TERMINATION
7.1    Term. The term of this Agreement shall begin as of the Effective Date and continue until and unless earlier terminated: (a) under Section 7.2; or (b) as mutually agreed by the Parties.
7.2    Termination. Conformis may terminate this Agreement only if Stryker (i) breaches its obligations under any of the Other Agreements such that Conformis has the right to terminate such Other Agreement under the terms thereof; or (ii) fails to make the payments set forth in Section 5.1 or materially breaches any other provision of this Agreement and such breach is not cured within [**] after Stryker’s receipt of notice of such material breach.
7.3    Surviving Rights/Obligations. The provisions of Articles III, IV, and V (to the extent of any unpaid but accrued payment obligations) and Sections 7.4, 8.1, 8.2, 8.4-8.12 and 8.14 of this Agreement, and this Section 7.3, together with any provisions required for the interpretation or enforcement of any of the foregoing, shall survive the termination or expiration of this Agreement. The termination of this Agreement shall not relieve any Party from obligations that are expressly indicated to survive termination of the Agreement.
7.4.    Return or Destruction of Confidential Information. Solely with respect to Confidential Information in which a Party has no ownership interest at all, owned or co-owned Confidential Information being exempt herefrom, upon termination of this Agreement, unless independently authorized to retain such of the Disclosing Party’s Confidential Information under an Other Agreement, each Receiving Party shall, and shall direct its Representatives to, cease all use and make no further use of any Confidential Information of the Disclosing Party and shall, upon written request from the Disclosing Party, promptly return or destroy all Confidential Information of the Disclosing Party (including copies thereof) that is in tangible form (provided, however, that, with respect to electronic imaging of the Disclosing Party's Confidential Information, such materials shall be deleted and removed from access by an ordinary user from all computer hard drives, servers and similar media but shall not require any action to delete or erase such materials from any disaster recovery tapes or other back-up media or any record retention or computer storage system so long as the Receiving Party and its Representatives take such actions as are reasonably likely to prevent access to such materials by any person other than information technology and other administrative employees who are responsible for maintaining those disaster recovery tapes and other back-up media) and any documents created by the Receiving Party or any of its Representatives containing Confidential Information of the Disclosing Party. The Receiving Party shall provide to the Disclosing Party written certification of destroyed Confidential Information of the Disclosing Party promptly following the destruction thereof. Notwithstanding the foregoing, the Receiving Party and its Representatives may retain one copy of any Confidential Information of the Disclosing Party in a secure location in the Receiving Party's legal department for the purpose of establishing compliance with Applicable Laws (including professional standards) and for defending or maintaining any litigation (including any administrative proceeding) relating to this Agreement, the Other Agreement, the Prior CDA or the Confidential Information, provided that all such information shall continue to be kept confidential pursuant to the terms of this Agreement.

ARTICLE VIII
MISCELLANEOUS
8.1    Agency. Neither this Agreement nor any of the Other Agreements creates any partnership, agency or other relationship among the Parties for any purpose, including for all tax purposes. No Party is granted any right or authority to assume or to create any obligation or responsibility on behalf or in the name of the other Party or to bind the other Party in any manner whatsoever.
8.2    Assignment and Change of Control. Except as otherwise provided herein, a Party shall not have the right to assign any of its rights or obligations under this Agreement (whether through a merger, sale of stock, or otherwise) without the prior written consent of the other Party; except that, either Party shall be permitted, without any need for the other Party’s consent, to assign this Agreement (a) in whole or in part to an Affiliate (provided, however, that once such Person is no longer an Affiliate of the assigning Party, such former Affiliate shall assign this Agreement back to the assigning Party), provided that the assigning Party provides the other Party notice of any such assignment; provided further that failure to provide such notice of such assignment shall not render such assignment void; or (b) to a Third Party in connection with sale or transfer of all or substantially all of the assigning Party’s business or assets relating to the subject matter of this Agreement, whether by Change of Control, merger, sale of assets or otherwise; provided, however, that, with respect to clause (b), (i) any assignment of this Agreement shall be void and have no effect unless and until the assignee assumes the obligations of the assigning Party in a written instrument, a copy of which is provided to the other Party; and (ii) any assignment of this Agreement must be accompanied by a simultaneous assignment of the Other Agreements to the same assignee, and the assigning Party’s interest in the Purchased Assets to the same assignee unless otherwise agreed by Conformis in advance, which agreement shall not be unreasonably withheld. Any assignment in whole or in part shall not relieve the assigning Party of its obligations hereunder. If and to the extent that a Party assigns any of its rights and/or obligations hereunder in accordance with this Section 8.2, then this Agreement shall be binding upon the assignee to the same extent as if it were a Party hereto. Any assignment not in accordance with this Section 8.2 shall be void.
8.3    Further Actions. Each Party agrees, subsequent to the execution and delivery of this Agreement and without any additional consideration, to execute, acknowledge and deliver such further documents and instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
8.4    Notices. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given if delivered by hand, sent by e-mail, sent by a nationally recognized overnight mail service, or mailed first class, postage prepaid:
If to Stryker, addressed to:
Howmedica Osteonics Corp.
c/o
Stryker Corp.
Attn: Legal Department, [**]
325 Corporate Drive
Mahwah, NJ 07430

If to Conformis, addressed to:
Conformis, Inc.
Attn: Chief Executive Officer and General Counsel
600 Technology Park Drive
Billerica, MA 01821

With a copy (which shall not constitute notice) to:
WilmerHale
Attn: Jason Kropp, Esq.
60 State Street
Boston, MA 02109

Any Party may change its address, telephone number, or facsimile number by prior written notice to the other Party.
8.5    Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Conformis may waive compliance by Stryker or Stryker may waive compliance by Conformis with any term or provision of this Agreement on the part of such Party to be performed or complied with, but only by an instrument in writing. The waiver by any Party of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach.
8.6    Governing Law. This Agreement shall be governed and construed in accordance with the laws of New York State (without regard to the conflict of laws provisions thereof).
8.7    Jurisdiction. Subject to Section 8.13, the federal and state Courts of New York State shall have exclusive jurisdiction to hear and decide any suit, Action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement; provided, however, that each Party shall have the right to institute judicial proceedings in any court of competent jurisdiction against the other Party or anyone acting by, through or under the other Party, in order to enforce an Order entered by federal state courts of New York. Each Party shall cause its applicable permitted Third Party sublicensees and Affiliates receiving any rights or benefits (including the receipt of any Confidential Information) under this Agreement to be bound by this Section 8.7 prior to their exercise of any such rights or receipt of any such benefits. If such Party fails to comply with the foregoing sentence with respect to any such Third Party or Affiliate, the other Party shall have the right to seek relief in any court of competent jurisdiction in connection with any dispute involving such Third Party or Affiliate.
8.8    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable by a Court of competent jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
8.9    Entire Agreement and Third-Party Beneficiaries. This Agreement (including the Other Agreements) contains the entire agreement by and among the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein. This Agreement is not intended to confer upon any Person not a party (or their successors and assigns permitted by Section 8.2), and to the extent expressly provided, their Affiliates, Agents, employees and representatives, any rights or remedies hereunder.
8.10    Jointly Prepared. This Agreement has been prepared jointly and shall not be strictly construed against any Party.
8.11    Expenses. Except as otherwise set forth in this Agreement and the Other Agreements, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses.
8.12    Counterparts and Electronic Transmission. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. This Agreement may be executed and delivered by facsimile or e-mail transmission with the same effect as if a manually signed original was personally delivered.
8.13    Negotiation in Event of Dispute. In the event of any dispute or disagreement between any of the Parties as to the interpretation of any provision of this Agreement or any agreement incorporated herein, the performance of obligations hereunder or thereunder, or any other disputed matter relating hereto or thereto, such matter, upon the written request of any Party, will be referred to an executive of each Party. Such executives will promptly meet in good faith to resolve the dispute. If the executives do not agree upon a decision within thirty calendar days after the reference of the matter to them, any Party will be free to exercise any remedies available to it.
8.14    Rules of Construction. As used in this Agreement, the words “include”, “includes” and “including” means “including without limitation”, and no inferences or conclusions of any sort shall be drawn from the fact that in some instances in this Agreement the words “include”, “includes” and “including” are actually followed by the phrase “without limitation” or the equivalent while in other instances they are not. Except where the context expressly requires otherwise, the use of any gender herein will be deemed to encompass references to any gender, and the use of the singular will be deemed to include the plural (and vice versa).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this License Agreement to be duly executed as of the respective dates written below.

HOWMEDICA OSTEONICS CORP.		CONFORMIS, INC.

By:	/s/ Spencer Stiles	By:	/s/ Mark A. Augusti
Name:	Spencer Stiles	Name:	Mark A. Augusti
Title:	President	Title:	CEO
Date:	September 26, 2019	Date:	9-30-2019